Exhibit 99.1

Upstryve, Formerly Probility Media, to Create the First NFT Series for the Trades Industry

Company To Create Industrial NFTs with Physical and Digital Utility

COCONUT CREEK, Fla., Dec. 6, 2021 /PRNewswire/ - Upstryve Inc. (“Upstryve” or the “Company”), formerly ProBility Media Corp. (“ProBility”) (OTCPK: PBYA), an international education, training and career advancement company with a focus on vocational and skilled trades, announces today that it is working on a rollout of the first NFT (non-fungible token) series for the trades industry to include both tokens that include utility related to trades career advancement and a digital art collection that adds a virtual component to the popular stickers currently and historically collected by industry professionals.

A limited number of Upstryve NFTs will be minted and sold to trade business owners. The Company believes that these NFTs will be incredibly useful in the digital and physical world. With the Company’s NFT, business owners will be able to access the Company’s proprietary marketing resources along with exclusive access to Upstryve’s top mentors. These limited number of token holders will also gain a membership to forums with top business owners and tradespeople.

“We are excited to present this opportunity to both our existing 100,000+ customer base as well as the trades community. With this unique offering and exclusive benefits, the desire for the NFT should be in demand and the value should appreciate over time,” stated Noah Davis, President of Upstryve. “Early adoption of a NFT series is critical to its success and our captive audience will only enable its continued demand. Similar to our shareholders and investors, the Upstryve NFT Series will allow our customers to enjoy asset appreciation, participate as a brand shareholder and participate in a loyalty program all at once. The Company also anticipates that it will be able to leverage its relationships with existing enterprise customers to develop specific NFT series related to trade badges that would have credibility among their peers during employment.

In 2018, Disco Learning Media, a subsidiary of the Company, collaborated with Minecraft Education, (owned byNASDAQ: MSFT) and Discovery Education (NASDAQ: DISCA), to develop career-connected learning resources. The Company has kept a close eye on the digital asset world for career education. The Company sees the potential for an Upstryve NFT Series to be beneficial for current enterprise clients to connect with the up-and-coming trade professionals.

“The same way the Company will continue to grow in new offerings, expansion of resources and value, so will the Upstryve NFT benefits’ as the Company will be sharing the benefits of growth with these token holders,” stated Cesar Valencia, Business Development Manager at Upstryve.

As part of the variety inherent in NFTs, the Company will be releasing artistic projects focused on paying tribute to all the great trades in the world economy. With this NFT, the holder will also receive a physical sticker version to add to their collection. Collectors will be able to hold their unique crypto art in their digital and physical portfolio.

“For the first time, collectors will be able to display their crypto art on their social pages for their trade organizations and unions and benefit their businesses as well as display them physically in their workspace.

The Company will release a roadmap for its NFT series prior to launch. The Company expects to use these NFTs as ticketing for specific exclusive events in the future that would feature prominent influencers in the trade space.

About Upstryve Inc., formerly ProBility Media Corp.

Upstryve is an international education, training, and career advancement company with a focus on vocational and skilled trades headquartered in Southern Florida. Upstryve owns four brands which include Upstryve, One Exam Prep, North American Crane Bureau Group and Disco Learning Media.

As a combined group of companies, Upstryve owns over 500 test prep courses, 600 self-study books and teaches over 1,000 annual virtual classes through One Exam Prep. It conducts over 400 safety programs through North American Crane Bureau with numerous Fortune 500 clients such as Tesla, Alcoa , General Electric , Lockheed Martin , IBM , U.S. Steel, Flour , Los Alamos National Labs, United States Navy and Air Force and many more. Through Disco Learning Media, specializes in eCourse development, program management, and consulting for companies such as Itron , The University of Texas, the State of Texas K-12 schools and many more organizations.

Upstryve is the only tutoring platform dedicated to providing aspiring trade professionals an affordable all-encompassing learning experience. Upstryve provides 1 on 1 contractor license exam preparation for professionals to confidently pass their state or national exams and obtain their contractor license. One Exam Prep provides licensing assistance and online test preparation for contractors throughout the United States. North American Crane Bureau Group (NACB) conducts over 400 safety programs each year all over the world for safety, rigging and crane training. NACB holds a federal accreditation under 29CFR part 1919, Cal/OSHA accreditation under Title 8, and is recognized by several states entities as being qualified to conduct lift equipment inspection / certification and / or operator training. Disco Learning Media specializes in eCourse development, program management and consulting for learning experiences. For more information, visit www.upstryve.com/investors.

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements.

The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

This press release is not a prospectus or other offering document under U.S. law or under any other law. It has been prepared for information purposes only. Nothing contained herein should be construed as an offer to sell or the solicitation of an offer to buy any security.

SOURCE Probility Media Corp.